Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Special Cash Dividend

RICHMOND, VA, October 27, 2025 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association and BRB Financial Group, Inc., announces that its Board of Directors (the “Board”) has declared a special cash dividend of $0.25 per share of the Company’s common stock. The dividend is payable on November 21, 2025 to shareholders of record as of the close of business on November 7, 2025.

President and Chief Executive Officer, G. William “Billy” Beale, commented, “This special dividend reflects our Board’s ongoing commitment to enhancing shareholder value and is affirmation by our regulators of our strong financial position. Without the investment of our shareholders, this success would not be possible. The Board and the employees at Blue Ridge Bankshares thank you for your continued support.”

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.